EXHIBIT 10.5

8 March 2007

Private & Confidential

For Addressee Only

Mr N Duff

Entrust (Europe) Ltd

Apex Plaza (B2)

Forbury Road

Reading Berkshire RG1 1AX

Dear Neill,

Congratulations on your promotion to the position of VP, EMEA Sales & Professional Services effective 1 March 2007. In this new position you will continue to report to Andrew Pinder. This letter will outline the compensation parameters of your new position.

Your base salary will be increased by £7,500 to £90,000 per annum and your car allowance will increase to £800 per month. The increase will be included in March’s pay.

In addition to your base salary increase, you are now eligible to participate in Entrust’s Sales Incentive plan. In the first year, the incentive will be equivalent to US$150,000 at 100% achievement. Please note that the incentive programs may be amended or discounted at any time and that participation within the incentive programs is subject to signing and returning the applicable Sales Incentive Plan to Entrust. The Sales Incentive plan will be issued in under separate cover.

It is noted that with the change to the Sales Incentive Plan, you are no longer eligible to participate in Entrust’s Corporate Bonus Plan.

With this promotion you also receive an additional grant of 10,000 stock options. The strike price for these options will be based on an exercise price equal to the fair market value of Entrust’s common stock at the close of business 1 March 2007 (US$4.29). This option grant will vest on the basis of twenty-five percent (25%) of the original number of shares on the first anniversary of the Grant Date and as to an additional 1/36th of the remaining number of shares on the day of the month of the grant date for each of the next 36 months thereafter.

As a recipient of this equity grant, you will be sent an award agreement from Computershare, which will provide you with the full details of your grant. The agreement will not come into effect unless you sign one copy each and return it to Entrust as prescribed. Your equity grant shall be subject to your award agreement and the terms and conditions of that agreement shall prevail over all other documents.

All other terms and conditions of employment remain unchanged. Should you have any questions about your responsibilities in this role, please do not hesitate to contact Andrew Pinder or me.

I would like to take this opportunity to wish you continued success for the future.

Yours sincerely

/s/ Ann Dougall
Ann Dougall
Human Resources